Exhibit 99.3

All transactions listed below relate to sales of Common Stock of Central Garden & Pet Company on November 3, 2004 by Brooks Pennington III.

Shares
Sold  Price  Shares Beneficially Owned After Transaction
33  36.56  365565
17  36.50  365548
245  36.49  365303
114  36.48  365189
130  36.47  365059
353  36.45  364706
16  36.43  364690
131  36.42  364559
163  36.41  364396
49  36.40  364347
131  36.39  364216
49  36.38  364167
294  36.37  363873
344  36.36  363529
131  36.35  363398
131  36.33  363267
180  36.30  363087
16  36.29  363071
98  36.28  362973
33  36.27  362940
98  36.26  362842
2,050  36.25  360792
49  36.19  360743
16  36.18  360727
376  36.16  360351
278  36.15  360073
16  36.14  360057